EXHIBIT 99.1

Monarch Casino & Resort Reports Record Second Quarter Net Revenue of $58.2 Million, Net Income of $7.2 Million and Adjusted EBITDA of $15.8 Million

RENO, Nev., July 25, 2017 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (NASDAQ:MCRI) (“Monarch” or “the Company”) today reported operating results for the second quarter ended June 30, 2017, as summarized below:

($ in thousands, except per share data and percentages)	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Increase	2017	2016	Increase
Net revenue	$58,229	$54,578	6.7%	$111,643	$104,327	7.0%

Adjusted EBITDA (1)(2)	15,801	13,765	14.8%	27,916	24,807	12.5%

Net income (3)	$7,239	$5,695	27.1%	$12,111	$10,270	17.9%

Basic EPS	$0.41	$0.33	24.2%	$0.69	$0.60	15.0%
Diluted EPS (3)	$0.40	$0.32	25.0%	$0.67	$0.58	15.5%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2) Adjusted EBITDA for the six months ended June 30, 2016 was negatively affected by approximately $1.6 million of redesign and upgrade costs that were expensed during the period.
(3) The $1.6 million redesign and upgrade costs, expensed during the six months ended June 30, 2016, had approximately a $1.0 million negative effect on Net income and a $0.05 negative effect on the Diluted EPS for the six months ended June 30, 2016.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “We achieved our best second quarter in the history of the Company and our eleventh consecutive quarter of year-over-year growth in net revenue, net income and adjusted EBITDA. The 7% rise in quarterly net revenue, combined with our focus on operating efficiencies and margins, drove a 15% increase in Adjusted EBITDA. In addition, our team’s ongoing commitment to deliver excellent guest experiences, coupled with the positive economic trends in Reno and Black Hawk, have led to consistent market share gains for both Atlantis Casino Resort and Monarch Casino Black Hawk.

“Atlantis Casino Resort’s strong second quarter operating results derive from favorable visitation and play trends, as well as continued growth in the property’s hotel operations. Overall, the Reno market is well-positioned for near- and long-term growth, and we believe our south Reno location, along with our best-in-market casino, dining, spa and entertainment offerings, position Atlantis to continue to grow its share of a strengthening market.

“In Black Hawk, we continue to gain market share despite ongoing construction disruption.  Monarch Casino Black Hawk’s new, significantly increased parking capacity allows us to serve a greater number of guests, particularly at peak times. Our guests are responding favorably to our shuttle service and expanded valet services, both of which provide easy and convenient access to our casino. Although shuttle- and valet-related costs will drive higher operating expenses, we expect these costs will be more than offset by increased visitation and revenue growth. Construction on the foundation for the hotel tower and casino expansion progressed well during the second quarter, and the project remains on schedule and on budget.

“Monarch remains very favorably positioned heading into the second half of 2017. Our solid financial performance, strong cash flow and healthy balance sheet will allow us to invest as needed to further elevate our market-leading Atlantis property and simultaneously build out our master planned growth project in Black Hawk. Looking ahead, we remain firmly committed to delivering best-in-class experiences and service for our guests and enhanced value for our shareholders.”

Summary of 2017 Second Quarter Operating Results
For the 2017 second quarter, consolidated net revenues of $58.2 million increased 6.7% from $54.6 million in the prior year, driven by growth at both Atlantis and Monarch Casino Black Hawk. Casino revenues rose 7.9% year-over-year, food and beverage revenues grew 0.1% and hotel revenues increased 3.5%. Consolidated promotional allowances increased $0.1 million, or 1.2%. As a percentage of gross revenues, promotional allowances decreased to 17.1% from 17.8% a year ago.

The Company generated consolidated Adjusted EBITDA of $15.8 million in the second quarter of 2017, an increase of $2.0 million, or 14.8%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue decreased to 39.8% for the second quarter of 2017 compared to 41.5% in the second quarter of 2016 due to higher revenue in the current period and continued operating cost efficiencies. Food and beverage operating expense as a percentage of food and beverage revenue increased to 41.8% during the second quarter of 2017 from 41.2% a year ago primarily driven by higher labor costs. Hotel operating expense as a percentage of hotel revenue increased to 36.0% for the second quarter of 2017 compared to 30.9% for the same period in the prior year as a result of the incremental costs related to the shuttle service and expanded valet services implemented at Monarch Casino Black Hawk and higher labor costs at Atlantis.

Selling, general and administrative (“SG&A") expenses for the 2017 second quarter were $15.1 million compared to $14.5 million in the prior year period. As a percentage of net revenue, SG&A expenses decreased to 25.9% compared to 26.6% a year ago.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through June 30, 2017:

$ in millions	Cost	Total Spent Through June 30, 2017	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$21	$13 - $15	Interior completed; Exterior 2017-2018
Total Existing Facility	$110 - $112	$97	$13 - $15

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$229 - $234	$12	$217 - $222	2Q19
Other	$8 - $10	$10	-
Total Expansion	$285 - $295	$73	$217 - $222
Total Cost	$395 - $407	$170	$230 - $237

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the Company’s amended credit facility.

The Company’s Monarch Casino Black Hawk expansion project is progressing as expected. The hotel tower and casino expansion will open in phases, beginning with the casino expansion and additional restaurants, followed by floors of the hotel tower sequentially as they are finished. The targeted completion date of the entire project remains the second quarter of 2019.

Credit Facility and Liquidity
In the second quarter of 2017, the Company did not make any principal borrowings or payments on its amended credit facility. The amount outstanding on the amended credit facility as of June 30, 2017 remained at $26.2 million. Capital expenditures of $8.4 million in the second quarter of 2017 represent costs related to the Monarch Casino Black Hawk master development plan, the purchase of a parcel of land with an industrial warehouse in proximity to Monarch Casino Black Hawk, and ongoing capital maintenance spending. Capital expenditures in the second quarter of 2017 were funded entirely from the Company’s operating cash flow.

Interest expense for the 2017 second quarter increased to $206 thousand from $60 thousand in the same quarter of 2016 primarily due to higher bank commitment fees related to the amended credit facility and increased amortization of deferred loan costs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) plans, objectives, expectations and future operations regarding Atlantis Casino Resort Spa and Monarch Casino Black Hawk; and (ii) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US Generally Accepted Accounting Principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
Casino	$45,323	$41,999	$86,633	$81,731
Food and beverage	15,562	15,546	31,052	28,960
Hotel	6,248	6,034	11,888	11,137
Other	3,070	2,828	5,848	5,499
Gross revenues	70,203	66,407	135,421	127,327
Less promotional allowances	(11,974)	(11,829)	(23,778)	(23,000)
Net revenues	58,229	54,578	111,643	104,327

Operating expenses
Casino	18,060	17,435	35,740	34,765
Food and beverage	6,510	6,411	12,762	12,191
Hotel	2,249	1,866	4,457	3,480
Other	1,022	988	2,007	1,947
Selling, general and administrative	15,080	14,536	29,719	27,687
Depreciation and amortization	3,769	3,790	7,675	7,490
(Gain) loss on disposition of assets	(14)	607	4	663
Total operating expenses	46,676	45,633	92,364	88,223
Income from operations	11,553	8,945	19,279	16,104

Other expenses
Interest expense, net of amounts capitalized	(206)	(60)	(478)	(145)
Total other expense	(206)	(60)	(478)	(145)

Income before income taxes	11,347	8,885	18,801	15,959
Provision for income taxes	(4,108)	(3,190)	(6,690)	(5,689)
Net income	$7,239	$5,695	$12,111	$10,270

Earnings per share of common stock
Net income
Basic	$0.41	$0.33	$0.69	$0.60
Diluted	$0.40	$0.32	$0.67	$0.58

Weighted average number of common shares and potential common shares outstanding
Basic	17,527	17,259	17,502	17,235
Diluted	18,208	17,579	18,114	17,560

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	June 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$24,218	$26,383
Receivables, net	4,071	5,036
Income taxes receivable	1,643	408
Inventories	3,191	3,097
Prepaid expenses	3,875	4,487
Total current assets	36,998	39,411
Property and equipment
Land	29,549	29,549
Land improvements	6,914	6,914
Buildings	191,412	191,370
Buildings improvements	24,511	24,511
Furniture and equipment	136,500	134,603
Construction in progress	27,326	9,767
Leasehold improvements	2,688	2,688
	418,900	399,402
Less accumulated depreciation and amortization	(190,851)	(184,503)
Net property and equipment	228,049	214,899
Other assets
Goodwill	25,111	25,111
Intangible assets, net	4,452	5,035
Deferred income taxes	7,354	7,354
Other assets, net	3,087	3,355
Total other assets	40,004	40,855
Total assets	$305,051	$295,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,177	$8,720
Construction accounts payable	2,501	2,605
Accrued expenses	21,053	23,795
Total current liabilities	30,731	35,120
Long - term debt	26,200	26,200
Total liabilities	56,931	61,320

Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 17,555,242 outstanding at June 30, 2017;
17,468,269 outstanding at December 31, 2016
Additional paid-in capital	24,798	23,834
Treasury stock, 1,541,058 shares at June 30, 2017; 1,628,031 shares at	(20,958)	(22,158)
December 31, 2016
Retained earnings	244,089	231,978
Total stockholders' equity	248,120	233,845
Total liabilities and stockholders' equity	$305,051	$295,165

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA (1)	$15,801	$13,765	$27,916	$24,807
Expenses:
Stock based compensation	(493)	(423)	(958)	(550)
Depreciation and amortization	(3,769)	(3,790)	(7,675)	(7,490)
Interest expense, net of amount capitalized	(206)	(60)	(478)	(145)
Gain (loss) on disposition of assets	14	(607)	(4)	(663)
Provision for income taxes	(4,108)	(3,190)	(6,690)	(5,689)
Net income	$7,239	$5,695	$12,111	$10,270

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com